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                                                                     EXHIBIT 8.1

                           Fulbright & Jaworski L.L.P.
                        1301 McKinney Street, Suite 5100
                              Houston, Texas 77010



January 16, 2002


Kaneb Pipe Line Partners, L.P.
2435 N. Central Expressway
Suite 700
Richardson, TX 75080-2731


Dear Sirs:

              We have acted as special counsel for Kaneb Pipe Line Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with the offering of units representing limited partner interests ("Units") in the Partnership pursuant to the Registration Statement on Form S-3 (Registration No. 333-76067) filed with the Securities and Exchange Commission (the "Commission") by the Partnership on April 12, 1999, as amended by Amendment No. 1 filed with the Commission on June 3,1999 and Amendment No. 2 filed with the Commission on June 18, 1999 and as supplemented by the Prospectus Supplement dated January 15, 2002 (as so amended and supplemented, the "Registration Statement").

              We have been requested to furnish our opinion as to the material federal income tax consequences to an investor of acquiring Units in the offering made pursuant to the prospectus dated June 25, 1999 (the "Prospectus") included within the Registration Statement. In response to such request we have prepared the section of the Prospectus entitled "Federal Income Tax Considerations" as such opinion.

              We consent to the reference to our firm under the caption "Tax Considerations" in the Prospectus and to the filing of this confirmation and consent as an Exhibit to the Registration Statement.

                                         Very truly yours,

                                         /s/ FULBRIGHT & JAWORSKI L.L.P.

                                         Fulbright & Jaworski L.L.P.